Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

For More Information, Contact:

Lawrence E. Donato, EVP

First Priority Financial Corp.

(484) 527-4022

ldonato@fpbk.com

First Priority Financial Corp. Announces Issuance of Private Offering of First Priority

Bank Subordinated Notes

November 13, 2015

Malvern, PA – First Priority Financial Corp. (“FPFC”) (OTCQX: FPBK) today announced that its subsidiary bank, First Priority Bank (the “Bank”), has issued to certain institutional investors $9.5 million of ten year unsecured subordinated term notes at a fixed rate of interest of 7.00%. The notes are due November 30, 2025 and are non-callable for five years.

Pending approval of the Federal Reserve, First Priority Bank intends to distribute $6.0 million of the net proceeds from the issuance to FPFC, with FPFC using the proceeds to redeem $6 million of its $9.4 million 9.00% preferred stock outstanding issued originally to the U.S. Department of Treasury in conjunction with FPFC’s participation in the Treasury’s TARP Capital Purchase Program. First Priority Bank will utilize the remainder of the net proceeds for general corporate purposes. The distribution from First Priority Bank to FPFC has received required approvals from the FDIC and the Pennsylvania Department of Banking and Securities.

As previously released on October 22, 2015, FPFC reported third quarter 2015 net income of $588,000 compared to second quarter 2015 net income of $479,000, representing a 23% quarterly increase. Net income year-to-date September 30, 2015 totaled $1.48 million. For a full analysis of the Company’s third quarter earnings release, please go to www.fpbk.com, investor relations section.

David E. Sparks, Chairman and CEO of FPFC and Chairman of the Bank, stated “We are pleased to have completed the Bank’s Tier 2 qualifying subordinated debt issuance which represents a significant step, subject to Federal Reserve approval, in the repayment of FPFC’s outstanding preferred stock. The additional capital retained by the Bank serves to enhance the “well capitalized” position of the Bank at September 30, 2015.”

Griffin Financial Group, LLC served as investment advisor and Stevens and Lee served as Counsel on this transaction.

About First Priority

First Priority Financial Corp. is a bank holding company with $509 million in assets which, along with its bank subsidiary, First Priority Bank, is headquartered in Malvern, Pennsylvania. First Priority Bank is a full service commercial bank providing personal and business lending, deposit products and wealth management services through its eight offices in Berks, Bucks, Chester and Montgomery Counties, Pennsylvania. The common stock of First Priority Financial Corp. trades on the OTCQX marketplace, under the symbol FPBK. First Priority’s website can be accessed at http://www.fpbk.com.

This release contains forward-looking statements, which can be identified by reference to a future period or periods or by the use of words such as “would be,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” and similar expressions or the negative thereof. These forward-looking statements include: statements of goals, intentions and expectations; statements regarding prospects and business strategy; statements regarding asset quality and market risk; and estimates of future costs, benefits and results. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following: (1) general economic conditions, (2) competitive pressures among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand, (6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, unanticipated events or any changes in the future.

The Company cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission (“SEC”), including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.